November 28, 2011

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated November 3, 2011 accompanying the audited financial statements of Tracksoft Systems, Inc. as of August 31 2011 and 2010, in the Form 10-K, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Form.

Very truly yours,

/s/ Kyle L. Tingle
Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road s Suite 200 s  Las Vegas, Nevada 89120 s  PHONE: (702) 450-2200 s  FAX: (702) 436-4218
E-MAIL:  ktingle@kyletinglecpa.com